As filed with the Securities and Exchange Commission on December 15, 2023

Registration No. 333-223301

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1
TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Deutsche Bank Aktiengesellschaft

(Exact Name of Registrant as Specified in Its Charter)

GERMANY (State or Other Jurisdiction of Incorporation or Organization)	NOT APPLICABLE (I.R.S. Employer Identification Number)

Taunusanlage 12
60325 Frankfurt am Main
Germany
011-49-69-910-00
(Address of Registrant’s Principal Executive Offices)

Deutsche Bank Equity Plan
Deutsche Bank Key Retention Plan
Deutsche Bank Restricted Share Plan
Deutsche Bank Global Share Purchase Plan
(Full Title of the Plan)

DB USA Corporation
1 Columbus Circle, 19th Floor
New York, New York 10019-8735
Attention: Office of the Secretary
(212) 250-2500
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Legal Department Deutsche Bank Aktiengesellschaft 1 Columbus Circle, 19th Floor New York, NY 10019-8735 (212) 250-2500	Legal Department Deutsche Bank Aktiengesellschaft Taunusanlage 12 60325 Frankfurt am Main, Germany 011-49-69-910-00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-223301) (the “Registration Statement”) of Deutsche Bank Aktiengesellschaft (the “Registrant”), which was filed with the U.S. Securities and Exchange Commission on February 28, 2018. The Registration Statement registered 40,000,000 ordinary shares, no par value, of the Registrant’s stock to be delivered pursuant to the Deutsche Bank Equity Plan; 15,000,000 ordinary shares, no par value, of the Registrant’s stock to be delivered pursuant to the Deutsche Bank Key Retention Plan; 10,000,000 ordinary shares, no par value, of the Registrant’s stock to be delivered pursuant to the Deutsche Bank Restricted Share Plan; and 1,000,000 ordinary shares, no par value, of the Registrant’s stock to be offered and delivered pursuant to the Deutsche Bank Global Share Purchase Plan.

Prior to the delivery of any ordinary shares under the Deutsche Bank Key Retention Plan, the condition to delivery failed to occur and thus no delivery of ordinary shares was made thereunder. The purpose of this Post-Effective Amendment No. 1 is to amend the Registration Statement to reflect that as a result of the foregoing the offering under the Deutsche Bank Key Retention Plan is hereby terminated and the 15,000,000 ordinary shares that were available for delivery under the Deutsche Bank Key Retention Plan will now be made available for deliveries pursuant to the Deutsche Bank Equity Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized on the 15th day of December, 2023.

DEUTSCHE BANK AKTIENGESELLSCHAFT
By:	/s/ CHRISTIAN SEWING
Christian Sewing
Chief Executive Officer and Member of the Management Board Frankfurt, Germany

By:	/s/ JAMES VON MOLTKE
James von Moltke
President, Chief Financial Officer and Member of the Management Board Frankfurt, Germany

The Registrant and each person whose signature appears below constitutes and appoints each of Jonathan Blake, Thomas Rueckert, Joseph C. Kopec and Mathias Otto, any two such individuals acting together, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, any two acting together, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, any two acting together, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of this 15th day of December, 2023.

Signature	Title

/s/ CHRISTIAN SEWING	Chief Executive Officer (Principal Executive Officer) and Chairman of the Management Board
Christian Sewing

/s/ JAMES VON MOLTKE	President, Chief Financial Officer (Principal Financial Officer) and Member of the Management Board
James von Moltke

/s/ FABRIZIO CAMPELLI	Member of the Management Board
Fabrizio Campelli

/s/ BERND LEUKERT	Member of the Management Board
Bernd Leukert

/s/ ALEXANDER VON ZUR MUEHLEN	Member of the Management Board
Alexander von zur Muehlen

/s/ CLAUDIO DE SANCTIS	Member of the Management Board
Claudio de Sanctis

/s/ REBECCA SHORT	Member of the Management Board
Rebecca Short

/s/ STEFAN SIMON	Member of the Management Board and Authorized Representative in the United States
Stefan Simon

/s/ OLIVIER VIGNERON	Member of the Management Board
Olivier Vigneron

/s/ ANDREA SCHRIBER	Chief Accounting Officer
Andrea Schriber